EXHIBIT 21.1


LIST OF SUBSIDIARIES

                                                Jurisdiction or State               Names Under Which
              Subsidiary                          of Incorporation              Subsidiary Does Business
------------------------------------------      --------------------         -----------------------------

First Security Bank of Lexington, Inc. (1)              Kentucky             First Security Bank
                                                                             First Security Mortgage Company

Peoples Secure, LLC (2)                                 Kentucky             Peoples Secure, LLC

First Security Capital Management, Inc. (3)             Kentucky             First Security Capital Management,
                                                                             Inc.

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1.    As a state chartered bank, First Security Bank of Lexington, Inc. is organized under the laws of the Commonwealth of Kentucky.

2. Peoples Secure, LLC is a limited liability company that owns certain banking related software that it licenses to other financial institutions.
      First Security Bancorp, Inc. owns 50% of the members interest in this entity.

3. First Security Capital Management, Inc. is a wholly owned subsidiary of First Security Bank of Lexington, Inc. and to date has been inactive.





















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